Exhibit 99.1

January 21, 2014

Dear Gaming and Leisure Properties, Inc. Shareholder:

You are receiving this letter and the enclosed Questions and Answers (“Q&A”) and Election Form in connection with the dividend in the amount of $1.05 billion, or approximately $11.84 per share, declared by the Board of Directors (the “Board”) of Gaming and Leisure Properties, Inc. (the “Company”) on January 3, 2014.  You are receiving these materials because you owned shares of common stock of the Company as of January 13, 2014 (the “Record Date”).  This letter, together with the enclosed Q&A, discusses the material elements of the dividend, including your right to elect to receive the dividend in the form of cash or stock (subject to certain limitations).  Before making your election, you should carefully consider the information provided below, as well as the enclosed Q&A.  Additionally, you are encouraged to review the Company’s prospectus pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (“SEC”) on October 10, 2013 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013 filed with the SEC on November 25, 2013.

The Dividend

The dividend was declared on January 3, 2014 in connection with the Company’s plan to qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year beginning on January 1, 2014.  The Company is distributing its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods ending prior to January 1, 2014.  The dividend is intended to reduce the Company’s accumulated earnings and profits attributable to pre-REIT years in satisfaction of the annual distribution requirements applicable to REITs.

The dividend is payable on February 18, 2014.  Shareholders may elect to receive the dividend in the form of cash or additional shares of Company common stock, subject to a requirement that the amount of cash to be distributed in the aggregate to all Company shareholders be equal to approximately $210 million, or 20% of the total distribution (the “Cash Requirement”).  If you elect to receive cash, but the total amount of cash elected to be received by shareholders exceeds the Cash Requirement, the payment of cash will be made on a pro rata basis to all shareholders who elected to receive cash, such that the aggregate amount paid in cash equals the Cash Requirement, and the remaining portion of the dividend will be paid to those shareholders in the form of Company common stock.  If you elect to receive your dividend in the form of Company common stock, or if you fail to make a timely election, you will receive a whole number of shares, plus cash in lieu of any fractional shares.  However, if the total amount of cash elected to be received by shareholders is less than the Cash Requirement, those failing to make a timely election will receive cash on a pro rata basis until the Cash Requirement is met, and if the Cash Requirement still would not be met, then cash will be allocated on a pro rata basis to those shareholders who elected to receive shares until the Cash Requirement is met.  The total number of shares of Company common stock to be issued in the dividend will be determined by dividing $840 million by the volume-weighted average trading price per share of Company common stock on NASDAQ for the three trading days following the Election Deadline of February 10, 2014.  Based on the closing price of the Company’s common stock on January 13, 2014, the Company currently estimates the share component of the dividend to be approximately 0.25 additional shares of Company common stock per current share.

Further, the number of shares that a shareholder may receive in the dividend is limited by the restrictions on ownership of Company stock set forth in the Company’s Amended and Restated Articles of Incorporation.  If your receipt of Company common stock in connection with the dividend would cause you to exceed any such ownership restriction, you will receive cash in lieu of shares of common stock to the extent required to ensure that your ownership remains within the applicable limitations.

Although your tax consequences may vary depending upon the election you make and a number of other factors, you will be required to report dividend income as a result of the dividend, even if the Company distributes no cash or only nominal amounts of cash to you.  You should consult with your tax advisor before making your election.

Making Your Election

In order to make your election, please complete the enclosed Election Form in accordance with the enclosed instructions.  The Election Deadline is 5:00 p.m. eastern time on February 10, 2014.  If you do not make a valid election by the Election Deadline, you will be deemed to have elected to receive your dividend in the form of Company common stock (subject to adjustments to ensure that the Cash Requirement is met).  If your shares of Company common stock are held in the name of a bank, broker or nominee, please promptly inform such bank, broker, or nominee of the election they should make on your behalf.  Likewise, if your shares are held by a bank, broker or nominee and you have questions regarding the dividend election, please contact such bank, broker or nominee.  The method of delivery of the Election Form is at your option and risk.  The Company recommends using a delivery method that will provide a return receipt, such as certified mail.

You may change your election by delivering a new, properly completed Election Form bearing a later date than your previously submitted Election Form to the Election and Disbursing Agent, Broadridge Corporate Issuer Solutions, Inc., by the Election Deadline.

You are encouraged to read carefully the enclosed documents, including the Q&A and the Election Form.  If after reading these documents, you are uncertain about what to do, you are encouraged to consult with a financial professional to help you make your final decision.  In addition, if you have questions about the Election Form or if you need any additional information or need additional copies, please contact the Election and Disbursing Agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

On behalf of the Board of Directors of
Gaming and Leisure Properties, Inc.:

Peter M. Carlino
Chairman of the Board and Chief Executive Officer